Exhibit 99.1

For Release

October 27, 2009

4:00 p.m. Eastern

Market Leader® Announces Third Quarter Results

KIRKLAND, Wash. – October 27, 2009 – Market Leader, Inc. (NASDAQ: LEDR) today announced results for the third quarter ended September 30, 2009.

Comparisons of Quarterly Results

•	Revenue was $5.8 million in the third quarter compared to $5.9 million in the second quarter.

•	Net loss of $3.2 million in the third quarter compared to net loss of $3.0 million in the second quarter.

•	Adjusted EBITDA was a loss of $1.2 million in the third quarter, slightly less than the loss in the second quarter.

•	The company used $0.8 million of cash in operations in the third quarter, compared to $1.1 million use of cash in the second quarter.

•	Market Leader’s cash position remained strong with $53.4 million in cash, cash equivalents and short-term investments.

•	Revenue from the company’s Vision products increased to $2.7 million in the third quarter, up 27 percent from the second quarter and 78 percent from the first quarter.

“Customer acquisition and average revenue per customer both increased in the third quarter, helped by the addition of many high value brokerage customers to our Vision products,” said CEO Ian Morris. “Thanks to our innovation, real estate professionals across the nation are growing their businesses despite a challenging economic climate.”

Vision Product Update

Market Leader continues to demonstrate strong momentum and growth from its Vision-based products. As a result, the company is highly confident that it will achieve its goal of having these products — RealtyGeneratorTM, Team Leader™ and Growth Leader™ — drive the majority of the company’s revenue by year-end.

Market Leader believes that its Vision products drive stronger customer success and retention than traditional lead generation products. RealtyGenerator customers continue to exhibit strong retention characteristics despite the challenges facing real estate brokerages. Additionally, early results demonstrate that Growth Leader also retains customers better than the company’s traditional agent offerings.

Market Conditions Remain Challenging For Real Estate Professionals

While third quarter existing home sales were modestly better than a year ago, real estate commissions have yet to reach bottom. Research from REAL Trends, Inc. shows that third quarter commissions were down 13 percent relative to the comparable quarter of 2008. This environment makes new customer acquisition more difficult.

Strategic Relationships Aid Customer Acquisition

Market Leader has developed strategic relationships designed to accelerate new customer acquisition even in today’s difficult commission environment. The company has now signed more than one hundred and forty RealtyGenerator agreements with brokerage companies as a result of its marketing partnership with Realty Executives International (REI). These companies were provided with a special opportunity to try RealtyGenerator before making a long term commitment to the program. While most of the REI brokerage companies will complete their trials during the fourth or first quarters, experience with the limited number of customers who have completed the trial has been positive, as the majority of them have elected to continue with RealtyGenerator.

The early positive results from the REI relationship reinforces learning from Market Leader’s partnership with Exit Realty that led to dozens of success stories throughout that organization. These results support the company’s belief that it can effectively leverage network level relationships to accelerate customer acquisition. During the third quarter, Market Leader announced a new marketing relationship with Leading Real Estate Companies of the World, the world’s largest network of leading independent real estate brokers. This latest effort is just getting underway and will unfold over several quarters.

Business Outlook

The company believes it is now experiencing the significant moderation in revenue trends that were previously anticipated. The company expects seasonal and other business factors to result in fourth quarter revenue that is modestly lower than in the third, while fourth quarter expenses are expected to be comparable.

During the first half of 2010, the company expects that continued momentum and growth from its Vision products will largely offset any attrition experienced from customers of its traditional products. As a result, the company does not expect significant revenue declines during the first half, even if market conditions do not improve from current levels.

When real estate commissions do improve, Market Leader expects real estate professionals to continue to remain cautious regarding new marketing expenditures for at least a couple of quarters as they recover from what has been a prolonged and significant downturn in professional revenues.

Cash Position Update

The Company believes that its strong cash position is a strategic asset. Liquidity and security of principal continue to be core to the Company’s investment policy. The Company invests in money market funds that hold high quality, short-term U. S. Government obligations and repurchase agreements collateralized by U. S. Government obligations, U. S. Treasury securities, and FDIC-insured certificates of deposit with terms of one year or less. Cash, cash equivalents and short-term investments totaled $53.4 million at the end of the third quarter.

Conference Call

Market Leader will host a conference call and live Webcast to discuss third quarter financial results on Tuesday, October 27, 2009 at 4:30 p.m. Eastern Time. To listen to the live conference call, please dial 719-457-2714. A live webcast of the call will be available from the Investor Relations section of the company’s Web site at www.marketleader.com. An audio replay of the call will also be available to investors beginning at 7:30 p.m. Eastern Time on October 27 through midnight Eastern Time on October 28 by dialing 719-457-0820 and entering the passcode 4656143#.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company’s anticipated plans, products, services, and financial performance. The words “believe,” “expect,” “anticipate,” “intend” and similar expressions identify forward-looking statements, but their absence does not mean the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include its ability to retain and increase its customer base, to respond to competitive threats and real estate market conditions, to manage lead generation and other costs, to develop new products, to expand into new lines of business, and to effectively re-brand and re-launch the Company. Please refer to the Company’s 2008 Form 10-K filed with the Securities and Exchange Commission for a more detailed description of these and other risks that could materially affect actual results. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. The forward-looking statements are made as of today’s date and the Company assumes no obligation to update any such statements to reflect events or circumstances after the date hereof.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP financial measure provided as a complement to results in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings or loss before net interest, income taxes, depreciation, amortization, impairment of long-lived assets including goodwill impairment, equity in loss of unconsolidated subsidiary, stock-based compensation and gain on sale of fixed assets. Adjusted EBITDA is not a substitute for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate operating performance. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our Board of Directors. See below for a reconciliation of net loss, the most comparable GAAP measure, to Adjusted EBITDA.

Market Leader, Inc.

NON-GAAP FINANCIAL MEASURE AND RECONCILIATION

(In thousands)

(unaudited)

	Three months ended
	September 30, 2009	June 30, 2009	September 30, 2008
Net loss	$(3,178)	$(3,015)	$(1,808)
Adjustments
Interest income and expense, net	(45)	(59)	(289)
Impairment of and equity in loss of investee	97	61	207
Depreciation and amortization of property and equipment	593	780	1,040
Amortization of acquired intangible assets	481	480	491
Stock-based compensation	896	535	1,014
Income tax expense	2	2	31

Adjusted EBITDA	$(1,154)	$(1,216)	$686

About Market Leader, Inc.

Market Leader (NASDAQ: LEDR) provides real estate professionals with innovative marketing and technology solutions that enable them to grow and manage their business. Founded in 1999 by a second-generation real estate agent, Market Leader provides real estate agents, agent teams, and brokerage companies with subscription software and advertising products that enable them to generate a steady stream of prospects, as well as the tools and training they need to convert these prospects into clients.

With a long history of innovation, Market Leader pioneered online lead generation for real estate professionals a decade ago and today is the leading marketing partner to the real estate industry. The Company also provides consumers with free access to the information and tools they need throughout the home buying and selling process through its national consumer real estate sites. These websites enable Market Leader to provide its customers with access to millions of future home buyers and sellers while providing these consumers with free access to the information they seek throughout the home buying and selling process.

For more information on Market Leader visit www.MarketLeader.com.

LEDR: FINANCIAL

Investor Contact:

Mark Lamb

Director of Investor Relations

Market Leader, Inc.

425.952.5801

markl@marketleader.com

Press Contact:

Hugh Siler

Siler & Company for Market Leader, Inc.

949.646.6966

hugh@silerpr.com

#FINANCIAL STATEMENTS FOLLOW#

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenues	$5,816	$9,258	$18,292	$30,585
Expenses:
Sales and marketing (1)	4,922	5,842	14,340	19,514
Technology and product development (1)	1,211	1,424	3,896	4,873
General and administrative (1)	1,733	2,320	5,446	7,258
Gain on sale of fixed assets	—	—	—	(791)
Depreciation and amortization of property and equipment	593	1,040	2,176	3,014
Amortization of acquired intangible assets	481	491	1,443	1,475

Total expenses	8,940	11,117	27,301	35,343

Loss from operations	(3,124)	(1,859)	(9,009)	(4,758)
Equity in loss of investee	(97)	(207)	(252)	(543)
Interest income and expense, net	45	289	199	1,097

Loss before income tax expense	(3,176)	(1,777)	(9,062)	(4,204)
Income tax expense	2	31	6	67

Net loss	$(3,178)	$(1,808)	$(9,068)	$(4,271)

Net loss per share - basic and diluted:	$(0.13)	$(0.07)	$(0.38)	$(0.18)

Number of shares used in per share calculations	24,184	24,311	24,118	24,357

(1) Stock-based compensation is included in the expense line items above in the following amounts:

	2009	2008	2009	2008
Sales and marketing	$315	$302	$703	$680
Technology and product development	74	37	107	115
General and administrative	507	675	1,332	1,787

	$896	$1,014	$2,142	$2,582

Market Leader, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$32,410	$47,668
Short-term investments	20,983	10,980
Trade accounts receivable, net of allowance of $24 and $29	46	79
Prepaid expenses and other current assets	854	1,482

Total current assets	54,293	60,209
Property and equipment, net of accumulated depreciation of $13,772 and $13,859	4,616	4,452
Acquired intangible assets, net of accumulated amortization of $5,948 and $4,506	2,743	4,179
Minority investment in investee	332	584

Total assets	$61,984	$69,424

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$137	$736
Accrued compensation and benefits	1,096	1,767
Accrued expenses and other current liabilities	1,431	1,111
Deferred rent, current portion	214	289
Deferred revenue	485	374

Total current liabilities	3,363	4,277
Deferred rent, less current portion	797	303

Total liabilities	4,160	4,580
Shareholders’ equity:
Preferred stock, par value $0.001 per share, stated at amounts paid in; authorized 30,000,000 shares; none issued and outstanding	—	—
Common stock, par value $0.001 per share, stated at amounts paid in; authorized 120,000,000 shares; issued and outstanding 24,397,248 and 24,035,074 shares at September 30, 2009 and December 31, 2008, respectively	69,948	67,900
Accumulated deficit	(12,124)	(3,056)

Total shareholders’ equity	57,824	64,844

Total liabilities and shareholders’ equity	$61,984	$69,424

Market Leader, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine months ended September 30,
	2009	2008
Cash flows from operating activities:
Net loss	$(9,068)	$(4,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	2,176	3,014
Amortization of acquired intangible assets	1,443	1,475
Stock-based compensation	2,142	2,582
Deferred income tax expense	—	92
Gain on sale of fixed assets	—	(791)
Equity in loss of investee	252	543
Changes in certain assets and liabilities
Trade accounts receivable	33	56
Prepaid expenses and other current assets	680	253
Other noncurrent assets	—	398
Accounts payable	(634)	(502)
Accrued compensation and benefits	(671)	(484)
Accrued expenses and other current liabilities	418	(655)
Deferred rent	419	(320)
Deferred revenue	111	1

Net cash (used in) provided by operating activities	(2,699)	1,391

Cash flows from investing activities:
Purchases of short-term investments	(29,964)	—
Sales of short-term investments	20,000	27,400
Proceeds from sale of fixed assets	—	1,209
Purchases of property and equipment	(2,210)	(1,816)
Payments related to the Realty Generator acquisition	(155)	(639)

Net cash (used in) provided by investing activities	(12,329)	26,154

Cash flows from financing activities:
Payment of taxes due upon vesting of restricted stock	(275)	(228)
Purchase and retirement of common stock	—	(1,006)
Proceeds from exercises of stock options	45	259

Net cash used in financing activities	(230)	(975)

Net (decrease) increase in cash and cash equivalents	(15,258)	26,570

Cash and cash equivalents at beginning of period	47,668	35,450

Cash and cash equivalents at end of period	$32,410	$62,020